UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 27, 2013

Municipal Mortgage & Equity, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600, Baltimore, Maryland		21202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable

 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement for the Executive Vice President and Treasurer

On March 27, 2013, the registrant entered into an employment agreement with Gary A. Mentesana, its Executive Vice President and Treasurer. The material terms and conditions of this agreement are set forth below under Item 5.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2013, the registrant, and Gary A. Mentesana executed an employment agreement effective as of January 1, 2013 pursuant to which Mr. Mentesana continues to be employed as Executive Vice President and Treasurer. The employment agreement has a three year term ending on December 31, 2015 and provides for an initial base compensation for calendar year 2013 of $425,000, subject to annual increases thereafter at the discretion of the Compensation Committee of the Board of Directors (“Compensation Committee”). The employment agreement contains the following terms and conditions that are consistent with Mr. Mentesana’s prior employment agreement:

•	In addition to his base compensation, Mr. Mentesana is eligible to receive incentive compensation payable in cash, shares, options or otherwise as is determined by the Compensation Committee based on individual and company performance.

•	The Company may terminate the agreement for cause, which includes Mr. Mentesana’s gross negligence, intentional misconduct, conviction of a serious crime, breach of certain non-competition restrictions or breach of the duty of loyalty. "Cause" also includes certain violations of the law and certain failures by Mr. Mentesana to perform services reasonably requested of him. If we terminate the agreement for cause or Mr. Mentesana terminates the agreement for other than good reason (as defined in the Agreement), he will receive his base salary up through the date of termination but no portion of any incentive compensation for the fiscal year.

•	Upon termination of the agreement (i) by the Company without cause, (ii) by Mr. Mentesana for good reason or (iii) because of disability, Mr. Mentesana is entitled to receive benefits through the date of termination, a cash severance of $500,000 to be paid in four equal quarterly payments beginning on the first day of the first calendar month following the termination date, and any outstanding deferred cash and equity awards will become fully vested.

•	In the event there is a change of control event, as defined in the Municipal Mortgage &Equity 2010 Share Incentive Plan (which does not apply to a change of control approved by the Board of Directors of the Company as constituted immediately prior to the date such change of control occurs or is deemed to occur), any termination event within the first six (6) months following a change of control shall be deemed to be without cause unless the reason for termination is related to: 1) intentional misconduct; 2) receipt of money in connection with his employment in knowing violation of law; 3) breach of the noncompetition provisions of this agreement; or 4) unappealable conviction of a crime (other than traffic violations).

•	Mr. Mentesana may terminate the Agreement at any time after January 1, 2013, by providing thirty (30) days written notice. Mr. Mentesana must prove “good reason” (as defined in the agreement) to invoke the voluntary termination clause. Upon such a termination, Mr. Mentesana is entitled to receive base compensation and benefits through the date of termination. In addition, Mr. Mentesana will become fully vested in any outstanding restricted or deferred share awards, share options or other type of award.

•	The agreement provides for a death benefit equal to $500,000 in the event of Mr. Mentesana’s death.

•	The agreement includes a covenant not to compete whereby Mr. Mentesana has agreed not to compete with the company, not to divulge confidential company information, and not to solicit company employees or customers for a period of time following the end of his employment with the company. The term of the non-compete is the longer of (i) twelve months from the date of termination, or (ii) December 31, 2015.

•	The agreement requires us to indemnify Mr. Mentesana from any and all liability for acts or omissions performed in the course of his employment.

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The following terms and conditions are changed from the prior employment agreement:

Under the prior agreement, the change-of-control was defined solely by reference to the 2010 Share Incentive Plan. The new agreement incorporates a change of control provision that is identical to the change-of-control provisions of similar employment agreements issued by the Company. In addition, consistent with corporate policy, there is no carryover provision for unused vacation or sickness accruals.

Item 8.01 Other Events

Subordinated Debt Repurchase

On March 28, 2013, the Company repurchased $45.5 million of unpaid principal balance of the subordinated debt of MMA Financial Holdings, Inc (“MFH”), a wholly-owned subsidiary of the Company, due May 3, 2034, for $17.4 million (38.3% of par), plus accrued interest. At December 31, 2012, the carrying value of this debt on the Company’s balance sheet was $56.2 million. As a result of this transaction, during the first quarter of 2013 the Company will recognize a gain on debt extinguishment of approximately $37.1 million or $0.87 per common share based on shares issued and outstanding at December 31, 2012 and including employee and Director deferred shares. This transaction will also create a gain for tax purposes; however, the tax gain will be offset by operating loss carryforwards and will not impact income allocable to our shareholders.

Sale of Oak Grove Preferred Shares and Total Return Swap

On March 28, 2013, MMA Mortgage Investment Corporation (“MMIC”), a wholly-owned subsidiary of the Company, sold 100% of its interests in the Series A, B and C Oak Grove Preferred Shares (“OGPS”, aggregate par value $36.6 million) for $36.6 million plus accrued interest. The sale proceeds were used as follows: a) $17.4 million was used to repurchase the subordinated debt as described above; b) $14.0 million was pledged as collateral to replace a letter of credit as described more fully below; c) $3.7 million was pledged as collateral for a series of total return swaps as described more fully below; d) $0.4 million was used to pay fees charged to execute the total return swaps, described more fully below, and e) $0.7 million was used to purchase a taxable note at par plus accrued interest in advance of the Company’s April 2013 obligation to purchase this asset pursuant to its Second Amended & Restated Forbearance Agreement. The balance of the proceeds will be used for general corporate purposes.

Separately, MuniMae TEI Holdings, LLC (“TEI”), a wholly-owned subsidiary of the Company, entered into three (3) total return swap agreements (individually, and collectively, “TRS”) with an affiliate of the purchaser of the OGPS (“Counterparty”). Each TRS uses one series of the OGPS as the reference asset. Under the terms of the TRS, the Counterparty will pay the Company an amount equal to the distributions on the OGPS, currently a weighted average rate of 14.37%, and the Company will pay the Counterparty a quarterly rate of 3-month LIBOR plus a spread of 400 bps, currently 4.28%, on the notional amount, currently an aggregate of $36.6 million. The TRS interest payments will settle on a “net” basis and the notional amount will decline if and when any of the preferred shares are redeemed by the issuer thereof in part or in full. The Company paid a structuring fee of 1% ($0.4 million) to enter into the TRS and placed cash equal to 10% of the notional amount ($3.7 million) in a restricted collateral account with the Counterparty for the duration of the TRS. The TRS have a termination date of March 31, 2015 and a termination fee equal to 1% of the notional amount. The Company may elect to terminate any or all of the TRS at any time. The Counterparty has the right to terminate the TRS upon the occurrence of certain events. Under any termination event, if the fair value of the OGPS are above par, then the Counterparty will be required to pay the Company the premium value above par. If the fair value of the OGPS are below par, the Company will be required to pay the Counterparty the difference between fair value and par.

For financial reporting purposes of the Company, the sale of the OGPS, and the use of the OGPS as the reference asset in the TRS, will be treated as a $36.6 million financing secured by the OGPS and not a true sale.

Termination of Letter of Credit

On March 28, 2013, MFH terminated a $19.0 million letter of credit (“LOC”) that was issued to secure the Company’s guarantee of investor returns in certain low-income housing tax credit equity funds in which the Company holds a general partner interest. In order to terminate the LOC, the Company placed $14.0 million of the proceeds from the sale of the OGPS into a restricted collateral account to cover any potential losses associated with the tax credit equity fund guarantees. As of December 31, 2012, the Company does not expect these guarantee obligations to result in any losses.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement between Gary A. Mentesana and the Registrant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

April 1, 2013	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: Chief Executive Officer and President

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Gary A. Mentesana and the Registrant